Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

AMC Networks Inc.:

We consent to the use of our reports, dated March 1, 2019, with respect to the consolidated balance sheets of AMC Networks Inc. as of December 31, 2018 and 2017, the related consolidated statements of income, comprehensive income, stockholders’ equity (deficiency), and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement schedule, as listed in the index to Item 15 (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the Registration Statement on Form S-3. Our report on the Company’s consolidated financial statements refers to a change in accounting principle due to the Company’s adoption of ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). Our report on the Company’s internal control over financial reporting refers to the exclusion of Levity Entertainment Group LLC and RLJ Entertainment, Inc. from our audit of internal control over financial reporting.

/s/ KPMG LLP

New York, New York

November 14, 2019